Exhibit 99.2

TPT Global Tech and its Subsidiary InnovaQor Sign Licensing Agreement for a Telemedicine and Laboratory Information System Platform

SAN DIEGO, CA / ACCESSWIRE / July 13, 2020 / TPT Global Tech, Inc. ("TPTW, the Company or TPT Global Tech") (OTCBB:TPTW) announced today it has signed a Software Licensing Agreement with its newly formed subsidiary InnovaQor, Inc ("InnovaQor"). The agreement allows InnovaQor to unitize features from TPTW's TV and Social Media platform "Viewme Live". InnovaQor will incorporate streaming features with a L.I.S (Laboratory Information System) platform. The Software Licensing Agreement is estimated to cost approximately $3.5M, which funds are anticipated to come from future capital raising activities.

The Software Licensing Agreement with InnovaQor is another step to the relationship created recently with Rennova Health, Inc. in which both TPTW and Rennova Health, Inc. are working together to create a telemedicine joint venture announced June 11, 2020, which joint venture is intended to be part of a public company as a vehicle for raising capital.

"We are very pleased to put this Software Licensing Agreement in place. Completing this process puts us one step closer to creating the opportunity for TPTW to utilize its technology platforms to help through telemedicine and to help fight against Covid 19 here domestically and internationally" said Stephen J Thomas III CEO.

About TPT Global Tech
TPT Global Tech Inc. (TPTW) based in San Diego, California, is a technology-based company with divisions providing telecommunications, medical technology and product distribution, media content for domestic and international syndication as well as technology solutions. TPT Global Tech offers Software as a Service (SaaS), Technology Platform as a Service (PAAS), Cloud-based Unified Communication as a Service (UCaaS). It offers carrier-grade performance and support for businesses over its private IP MPLS fiber and wireless network in the United States. TPT's cloud-based UCaaS services allow businesses of any size to enjoy all the latest voice, data, media and collaboration features in today's global technology markets. TPT Global Tech also operates as a Master Distributor for Nationwide Mobile Virtual Network Operators (MVNO) and Independent Sales Organization (ISO) as a Master Distributor for Pre-Paid Cellphone services, Mobile phones Cellphone Accessories and Global Roaming Cellphones.

Forward-Looking Statements
This press release contains "forward-looking statements" within the meaning of various provisions of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, commonly identified by such terms as "believes," "looking ahead," "anticipates," "estimates" and other terms with similar meaning. Specifically, statements about the Company's plans for accelerated growth, improved profitability, future business partners, M&A activity, new service offerings, and pursuit of new markets are forward-looking statements. Although the company believes that the assumptions upon which its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct. Such forward-looking statements should not be construed as fact. The information contained in such statements is beyond the ability of the Company to control, and in many cases, the Company cannot predict what factors would cause results to differ materially from those indicated in such statements. All forward-looking statements in the press release are expressly qualified by these cautionary statements and by reference to the underlying assumptions.

CONTACT:

Frank Benedetto
619-915-9422

SOURCE: TPT Global Tech, Inc.